Exhibit 99.1

Press release

FOR IMMEDIATE RELEASE
	CORPORATE CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
216-447-9000

	MEDIA INQUIRIES:	Bradd DelMuto
Gregory FCA
610-228-2101
CBIZ TO ACQUIRE MAHONEY COHEN & COMPANY
NEW YORK CITY ACCOUNTING FIRM TO ADD $55 MILLION TO CBIZ REVENUE
Cleveland, Ohio (November 24, 2008) — CBIZ, Inc. (NYSE: CBZ) today announced that it has signed a definitive agreement to acquire Mahoney Cohen & Company, a leading national accounting service provider based in New York City, NY, subject to the Hart Scott Rodino approval which is expected in the next 30 days, with a closing effective December 31, 2008.
Founded in 1969, Mahoney Cohen with offices in New York City, Boca Raton and Miami, Florida, and Houston, Texas is a leading full service regional accounting and management consulting firm providing accounting, tax and advisory services to public and private businesses and high net worth individuals. Mahoney Cohen, with 249 associates, is ranked as one of the Top 100 accounting firms in the nation.
This transaction is expected to contribute approximately $55.0 million to revenue and add approximately $0.04 in earnings per share in 2009.
Steven Gerard, CBIZ Chairman and Chief Executive Officer stated, “We are excited to acquire one of the premier New York City-based accounting services companies. This transaction represents an important step in our plans to broaden the geographical capabilities of our Financial Services Group. We look forward to working with Mark and his outstanding team.”
Mark Garten, Mahoney Cohen’s Chairman and Chief Executive Officer stated, “The combination with CBIZ opens up tremendous opportunities for our clients and associates.  Our clients will now have greater access to an even broader range of services and technical skills.  It also strengthens our reach both domestically and internationally.  For our associates, it will allow us to make even deeper investments in their training and development as well as providing for greater growth and career opportunities.”
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided through more than 140 Company offices in 34 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007